                                                                       Exhibit 3

                          ARMALAVAGE & ASSOCIATES, INC.




July 3, 2002


Oriole Homes Corporation
c/o Mr. Joseph Pivinski
Chief Financial Officer
1690 South Congress Avenue
Suite 200
Delray Beach, Florida 33445

Re:       "Updated" Appraisal
          Five Multi-Family Land Parcels
          (Sandpiper Isle and Sandpiper Greens)
          Pelican Landing PUD
          Lee County (Bonita Springs), Florida

Mr. Pivinski:

Pursuant to your request, I have prepared an "update" appraisal report regarding the above referenced property. The "original" appraisal report was also prepared for Oriole Homes Corp. and has an effective date of appraisal of October 28, 1999 and a date of report of December 2, 1999 (#99-2882). An "update" report (first update) was also prepared for Oriole Homes Corp. and has an effective date of appraisal of November 28, 2000 and a date of report of December 20, 2000 (#00-3095).

An "update" appraisal report is an extension of a previously prepared report(s). Thus, the original appraisal report and the first update report are incorporated herein by reference. This document should not be used without reference to the original appraisal report and the first update. Collectively, the original appraisal report and the first update appraisal report are hereinafter known as the prior reports. Update reports are generally short documents that address the changes (physical and market) that have occurred among two dates of appraisal, in this instance the time frame from November 28, 2000 thru June 14, 2002.

The subject property consists of five multi-family (condominium) land parcels within the Pelican Landing PUD. Three of the parcels are within the Sandpiper Isle neighborhood and two are within the Sandpiper Greens neighborhood. For appraisal purposes, the parcels are identified as Parcels "A," "E," "F," 200, and 300. The five parcels are hereinafter known as the subject property or subject parcels. Also, the terms "parcel(s)" and/or "building(s)" are interchangeable herein.

The facing page presents a Pelican Landing location map with the subject neighborhoods colored "yellow." The following chart summarizes each parcel indicating the number of units planned for development by the owner as of the effective date of this appraisal. Some changes have occurred in comparison to the prior reports.
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Page Two
July 3, 2002
Mr. Pivinski

Sandpiper Isle at Pelican Landing

Parcel A                Condominium III- Phase A             0.76 acre                10 units (13.2 units/ac.)
Parcel E                Condominium IV - Phase E             0.74 acre                10 units (13.5 units/ac.)
Parcel F                Condominium IV - Phase F             0.61 acre                10 units (16.4 units/ac.)

Sandpiper Greens at Pelican Landing

Parcel 200              Condominium Phase 200                0.62 acre                06 units (9.7 units/ac.)
Parcel 300              Condominium Phase 300                0.82 acre                12 units (14.6 units/ac.)

The above densities are based on the land areas according to the architectural plans as provided by the client and summarized herein relative to the proposed development. The land areas are assumed accurate and linked to an Extraordinary Assumption summarized herein.

The purpose of the appraisal assignment is to estimate the "as is" market value of the fee simple estate of each of the subject parcels effective June 14, 2002. The "as is" market value estimate is equal to the "as is" market value of the land for each respective parcel (individually). This appraisal report was not made on the basis of a requested minimum valuation, a specific valuation, or the approval of a loan. This appraisal assignment involves an "update" appraisal report of a previously prepared first update and previously prepared original report. The original report was a complete appraisal/summary report and was prepared in conformance with the Uniform Standards of Professional Appraisal Practice (USPAP) of The Appraisal Foundation. This second update also conforms with USPAP.

A copy of the client engagement letter is included within the Addenda as Exhibit "B." The Addenda also contains multiple Exhibits as summarized within the Extraordinary Assumptions. The Extraordinary Assumptions, as summarized on the pages subsequent to this letter of transmittal, consists of five numbered paragraphs. The appraised values herein cannot be used independently from the Extraordinary Assumptions because the appraised values and the Extraordinary Assumptions are linked, and co-dependent, with each other. Stated differently, one cannot be used without the other. The estimated values herein are linked, and subject to, the owner's proposed development plans as summarized herein. Subject property photographs (updated) are also included within the Addenda as Exhibit "A."

As a result of this appraisal assignment, and subject to the assumptions and limiting conditions herein, it is my opinion the "as is" market values of the fee simple estate effective June 14, 2002 are:

                                   PARCEL "A"
                                    $386,000
                   (Three Hundred Eighty Six Thousand Dollars)

                                   PARCEL "E"
                                    $354,000
                   (Three Hundred Fifty Four Thousand Dollars)


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Page Three
July 3, 2002
Mr. Pivinski

                                   PARCEL "F"
                                    $334,000
                  (Three Hundred Thirty Four Thousand Dollars)

                                   PARCEL 200
                                    $241,000
                    (Two Hundred Forty One Thousand Dollars)

                                   PARCEL 300
                                    $310,000
                      (Three Hundred Ten Thousand Dollars)

I hereby certify, I have no undisclosed interest in the subject property and my employment and compensation are not contingent upon my findings and valuation. I, Gregory F. Lynch, MAI, CCIM have inspected the subject property. This appraisal report is invalid unless having the original blue ink signature of the undersigned. This appraisal assignment is subject to the very important Extraordinary Assumptions summarized on the following pages and consisting of five numbered paragraphs.

Respectfully submitted,

ARMALAVAGE & ASSOCIATES, INC.

/s/ Gregory F. Lynch

Gregory F. Lynch, MAI, CCIM
State-Certified General Real Estate Appraiser RZ0000765